Exhibit 3.1

FILED In the Office of the Secretary of State of Texas MAR 13 2002 Corporations Section

ARTICLES OF INCORPORATION
OF
DYNA.LYST MANUFACTURING CORPORATION

The undersigned, being a person of the age of twenty-one (21) years or more, a citizen of the State of Texas, acting as Incorporator of a Corporation (hereinafter, referred to as the "Corporation") under the TEXAS BUSINESS CORPORATION ACT OF 1955 thereinafter referred to as the "Act') hereby adopts the following Articles of Incorporation for the Corporation:

ARTICLES ONE

1.01 The name of the Corporation is Dynulyst Manufacturing Corporation.

ARTICLE TWO

2.01 The period of-duration of the Corporation is perpetual.

ARTICLE THREE

3.01 The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Act.

ARTICLE FOUR

4.01 The corporation may issue two classes of shares, designated "Class A" and "Class B." The Corporation may issue a total of 20,000,000 shares. The authorized number of Class A shares is 15,000,000 with a par value of  .0001 per share. The authorized number of class B shares is 5,000,000 and the par value of each share is .0001. Class B shares must he issued as fully paid non-assessable shares.

4.02 The Class B shareholders are entitled to receive dividends out of any funds legally available for that purpose as approved by the Board of Directors from time to time.

4.03 If the Board of Directors elects to make further distribution of dividends after all cumulative dividends on the CLass B shares, as required by Subparagraph 4.02, above, have been paid or declared and set apart for payment to the Class B shareholders, the dividends must be made equally to all outsianding Class A and Class B shares.

ARTICLE FIVE

5.01  A merger of the corporation of the lease or conveyance of all or substantially all of its assets is not considered a liquidation, dissolution, or winding up of the corporation's affairs within the meaning of this article.

5.02 On any voluntary dissolution, liquidation or winding up of the corporation's affairs, the Class B shareholders are entitled to be paid in full the respective amounts fixed in accordance with Paragraph 4.02, together with accrued dividends (whether or not earned or declared) to the last distribution-payment date, before any distribution or payment may be made to the Class A shareholders.

5.03 On any involuntary liquidation. dissolution, or winding up of the corporation's affairs; the Class B shareholders arc entitled to be paid in [Lill the respective amounts fixed in accordance with Paragraph 4.02. together with accrued dividends (whether OF not earned or declared) to the last distribution-payment date, before any distribution or payment may be made to the Clasesharoha]ders.

5.04   If, on any voluntary or involuntary liquidation, dissolution. or winding up on the corporation's affairs, the corporation's assets are insufficient to permit full payment to the
Class B shareholders provided in these articles, then the Class B shareholders of any series must share ratably in any distribution of assets incorporation to the full amounts to which they would otherwise be erititled.

ARTICLE SIX

6.01    The Corporation will not commence business until it has received for the issuance of shares consideration of One Thousand and No/100 Dollars ($1,000.00).

ARTICLE SEVEN

7.01  The street address of the initial registered office of the Corporation is 1106 Clayton Lane, Suite 214E, Austin, Texas 78723. The name of the initial registered agent of the Corporation at such address is Jack Engeleke.

ARTICLE EIGHT

8.0 I        The number of directors constituting the initiall Board or Directors is three (3). The name and address of the persons who are elected to serve as directors until the first annual meeting of the shareholders, or until successor directors shall have been elected and qualified are:

Daniel Lee Ritz, Jr.	Craig Takacs	Jack Engeleke
20615 Denford Ct.	18719 Evergreen Falls Dr.	1106 Clayton Lane, #214E
Katy, Texas 77450	Houston, Texas. 77084	Austin, Texas 78723

ARTICLE NINE

9.01 The name and address of the Incorporator or the Corporation is;

Daniel Lee Ritz. Jr.
20615 Denford Ct,
 Houston, Texas 77084